Exhibit 99.4

CONSENT OF HOVDE GROUP LLC

Board of Directors

First Choice Bancorp

17785 Center Court Drive, Suite 750

Cerritos, CA 90703

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 22, 2018, to the Board of Directors of First Choice Bancorp, a California corporation (the “Company”), as Appendix D to the proxy statement/prospectus contained in that certain Registration Statement of First Choice Bancorp, a California corporation (“First Choice”), on Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and First Choice, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Hovde Group, LLC
Inverness, Illinois April 30, 2018